Exhibit 10.1

PERFORMANCE SHARE AWARD AGREEMENT
UNDER THE
EXPRESS SCRIPTS, INC.
2000 LONG-TERM INCENTIVE PLAN

THIS AWARD AGREEMENT is made and entered into __________ (the "Date of Grant"), by and between Express Scripts, Inc. (the "Company"), and __________ ("Employee").

BACKGROUND

A.
The Board of Directors of the Company (the "Board of Directors") has adopted, and the Company's shareholders have approved, the Express Scripts, Inc. 2000 Long-Term Incentive Plan (the "Plan"), pursuant to which performance share incentive awards may be granted to employees of the Company and its subsidiaries and certain other individuals.

B.	The Board of Directors intends to amend the Plan, subject to approval of the shareholders of the Company, to revise the performance measures thereunder.

C.	The Company desires to grant to Employee a performance share award under the terms of the Plan.

D. Pursuant to the Plan, the Company and Employee agree as follows:

AGREEMENT

1.
Grant of Award. Pursuant to action of the Committee (as defined herein) which was taken on the Date of Grant, the Company grants to Employee «Shares» performance shares ("Performance Shares"), subject to the terms, conditions, and adjustments set forth in this Award Agreement and Exhibit A hereto. The Performance Shares granted under this Section 1 are referred to in this Award Agreement as the "Target Grant."

2.
Award Subject to Plan. This award is granted under, and is expressly subject to, the terms and provisions of the Plan, as amended from time to time, which terms are incorporated herein by reference, and this Award Agreement. The Committee described in Section 3 of the Plan (the "Committee") has been appointed by the Board of Directors, and designated by it, as the Committee to make awards. This award is subject to the Company’s stockholders approving an amendment to the Plan to reflect the performance measures used hereunder before any compensation is paid pursuant to this award. In the event that the stockholders of the Company do not so approve an amendment to the Plan, this award shall be void and of no force and effect.

3.	Performance Period. The performance period for this award shall be as set forth on Exhibit A hereto (the "Performance Period").

4.
Payment. Subject to early termination of this Award Agreement pursuant to Section 6 below, following the end of the Performance Period and during the calendar year in which such Performance Period ends, the Company will deliver to Employee one share of the Company's Stock for each then-outstanding Performance Share under this Award Agreement; except that, fractional Shares shall be rounded down to the nearest whole Share and that a portion of the payment shall be withheld to satisfy the payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes as provided in Section 7.

5.	Performance Criteria and Adjustments. The Target Grant shall be adjusted pursuant to the Company’s performance against certain criteria (the “Performance Criteria”) as further set out on Exhibit A hereto.

6.	Termination of Award.

a. Except as otherwise specifically set forth in this Section 6, this Award Agreement will terminate and be of no further force or effect on the date that Employee is no longer actively employed by the Company or any of its Affiliates prior to the date on which the Performance Period ends. Employee will, however, be entitled to receive any Stock payable under Section 4 of this Award Agreement if Employee's employment terminates after the Performance Period but before Employee's receipt of such Stock.

b. If Employee’s employment terminates before the end of the Performance Period on account of death, Disability or Retirement, any portion of this award which has not yet vested shall vest at such time, but only to the extent the Performance Criteria are ultimately achieved and any payment under Section 4 hereof shall be prorated for the portion of the Performance Period during which Employee was employed by the Company or any Affiliate.

c. If Employee’s employment is terminated by the Company without Cause before the end of the Performance Period, a portion of this award which has not yet vested shall vest at such time, which portion shall be equal to the lesser of;

(i) the portion of the award which would have vested and been paid had the Employee’s employment been terminated due to death, Disability or Retirement, as determined under Section 6(b) above (after taking into account the pro-ration for the portion of the Performance Period during which Employee was employed by the Company or any Affiliate); or

(ii) the portion of the award which would have vested and been paid, based on the extent the Performance Criteria had been achieved, if the Performance Period had ended as of the first day of the Company’s fiscal quarter during which the Employee’s employment is terminated, which amount shall also be prorated for the portion of the actual Performance Period during which Employee was employed by the Company or any Affiliate.

d. Without limiting the foregoing, in the event Employee’s employment terminates before the end of the Performance Period on account of death, Disability, Retirement or termination by the Company without Cause, any portion of the award which vests in accordance with either Section 6(b) or 6(c) above shall be payable at the time and in the manner set forth in Section 4 after the end of the Performance Period.

e.  Notwithstanding the foregoing or any provision of the Plan to the contrary, upon a Change in Control prior to the date on which the Performance Period ends (i) provided that either Employee continues to be actively employed by the Company or any Affiliate on the date of such Change in Control, or such Employee’s employment was terminated on account of death, Disability or Retirement prior to such Change in Control, Employee shall receive in cash the value of one share of Company Stock on the last trading day before the Change in Control multiplied by the number of Performance Shares awarded pursuant to this Agreement (without pro-ration), or (ii) if the Employee’s employment was terminated by the Company without Cause prior to such Change in Control, Employee shall receive in cash the value of one share of Company Stock on the last trading day before the Change in Control multiplied by the lesser of (A) the total number of Performance Shares awarded pursuant to this Agreement, prorated for the portion of the Performance Period during which Employee was employed by the Company or any Affiliate, or (B) the number of Performance Shares which would have been paid under Section 6(c)(ii) above. The amount payable under this Section 6(e) shall be subject to applicable withholding taxes. This Award shall terminate immediately following payment upon a Change in Control, and no further payment shall be made hereunder.

7.
Tax Withholding. Employee must pay, or make arrangements acceptable to the Company for the payment of, any and all federal, state, and local income and payroll tax withholding that in the opinion of the Company is required by law. Unless Employee satisfies any such tax withholding obligation by paying the amount in cash or by check, the Company will withhold cash and/or shares of Stock having a Fair Market Value on the date of withholding sufficient to cover the withholding obligation.

8.
Non-Transferability. Neither this award nor any rights under this Award Agreement may be assigned, transferred, or in any manner encumbered except by will or the laws of descent and distribution, and any attempted assignment, transfer, mortgage, pledge or encumbrance except as herein authorized, will be void and of no effect.

9.
Definitions: Copy of Plan and Plan Prospectus. To the extent not specifically defined in this Award Agreement, all capitalized terms used in this Award Agreement will have the same meanings ascribed to them in the Plan. By signing this Award Agreement, Employee acknowledges receipt of a copy of the Plan and the related Plan Prospectus.

10.
Choice of Law. To the extent that federal laws do not otherwise control, this Award Agreement and all determinations made and actions taken hereunder shall be governed by the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and construed accordingly.

***********

An authorized representative of the Company has signed this Award Agreement, and Employee has signed this Award Agreement to evidence Employee's acceptance of the award on the terms specified in this Award Agreement, all as of the Date of Grant.

EXPRESS SCRIPTS, INC.

By:
Name:
Title:

                            Employee